Exhibit 99.1

FSK Announces Earnings Release and Conference Call Schedule for Fourth Quarter and Full Year 2022

PHILADELPHIA AND NEW YORK – January 19, 2023 – FS KKR Capital Corp. (NYSE: FSK) announced today plans to release its fourth quarter and full year 2022 results after the close of trading on the New York Stock Exchange on Monday, February 27, 2023.

FSK will host a conference call at 9:00 a.m. (Eastern Time) on Tuesday, February 28, 2023, to discuss its fourth quarter and full year 2022 results. All interested parties are welcome to participate and can access the live conference call by registering using the following URL: https://register.vevent.com/register/BI54be26668394498bb0ed71c0207ecca0 Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. Once registered, they will receive the dial-in numbers and their unique PIN number. When they dial in, they will input their PIN and be placed into the call. The conference call will also be webcast, which can be accessed from the Investor Relations section of FSK’s website at www.fskkradvisor.com under Events.

An investor presentation of financial information will be available by visiting the Investor Relations section of FSK’s website, under Presentations after the market close on Monday, February 27, 2023.

A replay of the call will be available beginning shortly after the end of the call by visiting the Investor Relations section of FSK’s website, under Events or by using the following URL: https://edge.media-server.com/mmc/p/mzpzszr6.

FSK has also posted its 2022 Analyst & Investor Day video and presentation on FSK’s website, which can be accessed at www.fskkradvisor.com/2022-analyst-and-investor-day/.

About FS KKR Capital Corp.

FSK is a leading publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSK is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkradvisor.com.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (FS/KKR) is a partnership between FS Investments and KKR Credit that serves as the investment adviser to FSK.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Leawood, KS.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, credit and real assets, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Contact Information:

Investor Relations Contact

Robert Paun

robert.paun@fsinvestments.com

Media (FS Investments)

Melanie Hemmert

media@fsinvestments.com